UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OPENTV CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held November 4, 2009

Dear Shareholders of OpenTV Corp.:

We cordially invite you to attend the 2009 annual meeting of shareholders of OpenTV Corp. The meeting will be held on Wednesday, November 4, 2009, beginning at 2:00 p.m. (Pacific Time) at our principal executive offices located at 275 Sacramento Street, San Francisco, California 94111.

We are holding the annual meeting to:

1.	Elect nine directors to our board of directors, each to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.	Ratify our board of directors’ selection of Grant Thornton LLP as our independent registered public accountants for our 2009 fiscal year;

3.	Vote upon a shareholder proposal concerning a Dutch Auction Tender Offer to repurchase at least $30 million of our Class A ordinary shares from our shareholders; and

4.	Transact any other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Our proxy statement describes the annual meeting, the enumerated proposals and other matters. Our board of directors unanimously recommends that holders of OpenTV Class A and Class B ordinary shares vote FOR (1) the election of the directors identified in our proxy statement and (2) ratification of the appointed independent registered public accountants and AGAINST (3) the shareholder proposal concerning a Dutch Auction Tender Offer to repurchase at least $30 million of OpenTV’s Class A ordinary shares from our shareholders.

Only shareholders who owned our stock at the close of business on September 8, 2009, the record date for the annual meeting, may vote at the meeting or at any adjournment or postponement of the meeting. Your vote is important. Whether or not you plan to attend the annual meeting, please vote as soon as possible. We encourage you to vote by Internet. It is convenient and saves us significant postage and processing costs. For specific instructions on how to vote your shares, please refer to the section entitled “Information About Solicitation and Voting” beginning on page 1 of the proxy statement.

Thank you for your continued support and interest in our company.

Sincerely,

/s/ André Kudelski
André Kudelski
Chairman of the Board

San Francisco, California

September 8, 2009

The notice of Internet availability of proxy materials is first being mailed on or about September 8, 2009, and the proxy materials relating to the annual meeting will first be made available on or about the same date.

OPENTV CORP.

PROXY STATEMENT

Information about Solicitation and Voting

Our board of directors is soliciting your proxy for our 2009 annual meeting of shareholders. The meeting will be held on Wednesday, November 4, 2009, beginning at 2:00 p.m. (Pacific Time) at our principal executive offices located at 275 Sacramento Street, San Francisco, California 94111. Our telephone number is (415) 962-5000. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the annual meeting?

A:	At our annual meeting, shareholders will act upon the proposals described in this proxy statement. In addition, management will provide a short presentation about the company and will be available to answer questions from shareholders.

Q:	When and where is the annual meeting?

A:	Our annual meeting of shareholders will take place on Wednesday, November 4, 2009, at 2:00 p.m. (Pacific Time) at our principal executive offices located at 275 Sacramento Street, San Francisco, California 94111.

Q:	Why did I receive this year a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

A:	This year we are pleased to be using the “notice and access” method to deliver proxy materials to our shareholders via the Internet. This method complies with rules adopted by the Securities and Exchange Commission (SEC) that permit companies to satisfy their proxy requirements by posting proxy materials on the Internet. As required by these rules, we mailed to our shareholders a notice regarding the Internet availability of our proxy materials instead of a paper copy of the proxy materials. All shareholders who received this notice have the ability to access our proxy materials through the Internet. In addition, such shareholders may request via mail, e-mail or telephone that we send them a paper copy of our proxy materials. Instructions on how to access our proxy materials over the Internet and to request a paper copy may be found on the notice mailed to shareholders. In addition, the notice contains instructions on how shareholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Q:	What are the “notice and access” rules and how do they affect the delivery of the proxy materials?

A:	The Securities and Exchange Commission’s notice and access rules allow us to deliver proxy materials to our shareholders by posting the materials on an Internet website, notifying shareholders of the availability of the proxy materials on the Internet and sending paper copies of proxy materials to shareholders upon request. The notice and access rules enable us to use Internet technology to deliver our proxy materials, which we believe many of our shareholders prefer. In addition, we expect to lower our printing and mailing costs while at the same time minimizing the impact that printing and mailing paper copies has on the environment.

Q:	Who can vote at the meeting?

A:

Our board of directors set September 8, 2009 as the record date for the meeting. If you owned any of our Class A ordinary shares or Class B ordinary shares at the close of business on September 8, 2009, you may attend and vote at the meeting. You are entitled to one vote for each Class A ordinary share and ten votes for each Class B ordinary share that you held on the record date for all matters to be voted on at the meeting. As of July 31, 2009, 107,908,502 Class A ordinary shares and 30,206,154 Class B ordinary shares were outstanding.

Q:	What is the quorum requirement for the meeting?

A:	A majority of the votes represented by our Class A ordinary shares and Class B ordinary shares, considered as a single class, outstanding as of the record date must be present in person or represented by proxy at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present in person or represented by proxy at the meeting if you are present and vote in person at the meeting, or if you have properly submitted a proxy by Internet, telephone or mail. Proxies received but marked as abstentions and broker non-votes (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will be included in the calculation of the number of votes considered to be present at the meeting.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the meeting. If you choose to attend the meeting in person, please bring the enclosed proxy card and proof of identification to the meeting. If you hold your shares in a brokerage account in your broker’s name (in “street name”), your broker will forward these proxy materials to you. If you hold your shares in street name, you have the right to direct your broker on how to vote the shares, but you may not vote these shares in person at the annual meeting unless you obtain a proxy form from the broker that holds your shares.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a shareholder of record or in street name, you may vote without attending the meeting. You may vote by submitting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Please refer to the proxy card accompanying this proxy statement for instructions on how to submit a proxy by Internet, telephone or mail. For shares held in street name, the voting instruction card will accompany the proxy statement delivered by your broker or nominee.

Q:	How can I change my vote after I return my proxy?

A:	You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by submitting a new proxy at a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q:	What proposals are scheduled to be voted on at the meeting?

A:	There are three proposals scheduled for a vote. They are:

•	Proposal No. 1: To elect nine directors to our board of directors, each to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

•	Proposal No. 2: To ratify our board of directors’ selection of Grant Thornton LLP as our independent registered public accountants for our 2009 fiscal year; and

•	Proposal No. 3: To vote upon a shareholder proposal concerning a Dutch Auction Tender Offer to repurchase at least $30 million of our Class A ordinary shares from our shareholders.

We are not aware of any other matters to be acted upon at the annual meeting.

Q:	What is the vote required for each proposal?

A:	Election of Directors. You may vote “FOR” a nominee for our board of directors or you may withhold authority to vote for the slate as nominated by marking the “WITHHOLD FOR ALL” box. You may also withhold authority to vote for any individual nominee or nominees. The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, is required for a director to be elected. A properly executed proxy marked “WITHHOLD AUTHORITY FOR SPECIFIC NOMINEES” with respect to the election of one or more nominees will not be voted with respect to the nominee(s) indicated.

Other Proposals. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of Proposals Nos. 2 and 3. For these proposals, the affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, is required for approval.

Kudelski SA, which controls 77.2% of the voting shares of our company as of July 31, 2009, has expressed its intention to vote “FOR” approval of each director nominee, “FOR” the ratification of our independent registered public accountants for our 2009 fiscal year and “AGAINST” the shareholder proposal.

Voting results are tabulated and certified by our transfer agent, BNY Mellon Shareowner Services.

Q:	What happens if I do not give specific voting instructions?

A:	If you are a shareholder of record and you sign your proxy card without indicating specific voting instructions, your shares will be voted in accordance with the recommendations of our board of directors. If you hold your shares in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. Please see below for a discussion of routine and non-routine matters at this meeting. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Q:	How are broker non-votes treated?

A:	Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. The proposals concerning election of directors (Proposal No. 1) and ratification of independent registered public accountants (Proposal No. 2) are considered routine matters for which your shares may be voted in the discretion of the broker, bank or other nominee that holds your shares. The shareholder proposal (Proposal No. 3) is a non-routine matter for which broker non-votes will not be counted and accordingly will have no effect on the outcome of that proposal.

Q:	How are abstentions treated?

A:	Abstentions are counted for purposes of determining whether a quorum is present, but they will have no effect on the outcome of any proposal.

Q:	What are the recommendations of our board of directors?

A:	Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board of directors’ recommendation is set forth together with the description of each proposal in this proxy statement. In summary, our board of directors recommends a vote:

•	FOR the election of the nine nominated directors to our board of directors (see Proposal No. 1);

•	FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for our 2009 fiscal year (see Proposal No. 2); and

•	AGAINST the shareholder proposal concerning a Dutch Auction Tender Offer to repurchase at least $30 million of our Class A ordinary shares from our shareholders (see Proposal No. 3).

Q:	Where can I find the voting results?

A:	The preliminary voting results will be announced at the annual meeting of shareholders. The final results will be published in our annual report on Form 10-K for the year ending December 31, 2009.

INFORMATION CONCERNING OUR CURRENT DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our directors and executive officers, including their ages and any directorships held in public companies as of the date of this proxy statement. Unless otherwise indicated, each director or executive officer may be contacted at our principal executive offices at 275 Sacramento Street, San Francisco, California 94111.

Name and Age	Position
André Kudelski Age 49	Our director since January 2007 and our Executive Chairman of the Board of Directors since March 2007; Chairman and Chief Executive Officer of Kudelski SA (“Kudelski”) since 1991; member of Kudelski’s Board of Directors since 1987 and its Chairman of the Board since 1991; currently a director of the Edipresse Group (an international media and communications company), Nestlé (a global food and beverage company), HSBC Private Banking Holdings (a global bank) and Dassault Systèmes (a provider of product lifecycle management software solutions).

Nigel (Ben) Bennett Age 47	Our Chief Executive Officer since March 2008 and our director since November 2008; also served as our Acting Chief Executive Officer and Chief Operating Officer from August 2007 to March 2008, Managing Director of our European Operations from January 2005 to August 2007 and Senior Vice President and General Manager of our Worldwide Professional Services, Consulting and Support group from January 2002 to January 2005.

James A. Chiddix Age 64	Our director since March 2004 and Vice Chairman since May 2007; our Executive Chairman and Chief Executive Officer from May 2004 through March 2007; President of MystroTV (a business unit of Time Warner Cable formed to provide digital television customers with the ability to pause, rewind and restart live television and to recapture missed programming) from July 2001 to January 2004; currently a director of ARRIS Group, Inc. (a global communications technology company), Virgin Media Inc. (an entertainment and communications company), Symmetricom, Inc. (a provider of time and frequency technologies), Dycom Industries, Inc. (a provider of specialty contracting services) and Shougang Concord Technology Holdings (a manufacturing company).

Joseph Deiss Age 63	Our director since January 2007; Federal Councillor for the Swiss federal government from March 1999 to August 2006; Head of the Swiss Federal Department of Economic Affairs from 2002 to 2006; President of the Swiss Confederation from January 2004 to December 2004; Head of the Swiss Federal Department of Foreign Affairs from 1999 to 2002; currently a director of Emmi AG (a dairy and cheese processing and exporting company), RG Innovation S.A. (a product innovation company) and Zurich Insurance Ireland Limited and Zurich Insurance Company South Africa (insurance companies).

Lucien Gani Age 61	Our director since January 2007; General Counsel and Head of Legal Affairs of Kudelski since January 2006; currently also a Partner of MCE Avocats (a Swiss law firm) since 1990.

Jerry Machovina Age 62	Our director since October 2003; private investor and senior consultant to Vehix.com (a private company that offers a multi-platform digital automotive network) since 2002; Executive Vice President of Yankees Entertainment and Sports Network (YES) from September 2001 to October 2002.

Alex Osadzinski Age 51	Our director since August 2009; Executive Vice President and Director, Digital TV Product at Kudelski since December 2008; Venture Partner at Trinity Ventures, a venture capital firm, from July 2001 to September 2008; previously served in senior executive capacities at several software and technology companies, including Sun Microsystems, Be, Vitria Technology and Katmango.

Name and Age	Position
Pierre Roy Age 57	Our director since January 2007; Chief Operating Officer and Executive Vice President of Nagravision S.A. (a subsidiary of Kudelski) and Executive Vice President of Kudelski since January 2003; Principal of Pierre Roy Consulting Company (a private consulting company based in Switzerland) from 1999 to 2003.

Mauro Saladini Age 43	Our director since August 2007; Executive Vice President and Chief Financial Officer of Kudelski since 2003; Partner of consulting firm McKinsey & Co. from 2001 to December 2002; currently a director of SkiData SA (a company specializing in the development and marketing of guest management systems, access technologies and ticketing solutions) and Newave SA (a developer and seller of uninterruptible power supply products and related services).

Claude Smadja Age 63	Our director since January 2007; Founder and President of Smadja & Associates Inc. (a strategic advisory firm based in Nyon, Switzerland and New York, New York working with global corporations on strategic issues) since June 2001; currently the Vice Chairman of the Board of Directors of Kudelski and director of the Edipresse Group (an international media and telecommunications company) and Infosys Corporation (a provider of consulting and information technology services).

Eric Tveter Age 50	Our director since June 2007; currently Managing Director of cablecom (a cable network operator in Switzerland) since May 2009 and Managing Partner of ETC Ventures LLC (an advisory and consulting business) since January 2007; President and Chief Operating Officer of Telewest Global (a broadband communications and media group based in the United Kingdom) from May 2004 to March 2006; Executive Vice President and Chief Operating Officer of Mastec (a leading infrastructure solutions provider) from July 2002 to March 2004.

Mark Beariault Age 38	Our Senior Vice President, General Counsel and Corporate Secretary since August 2006; also served as Deputy General Counsel and Associate General Counsel since joining our company in November 2003; Senior Corporate Counsel at VERITAS Software (a provider of infrastructure software) from November 2002 to November 2003; previously an associate at the law firms of Simpson Thacher & Bartlett in New York, NY and Wilson Sonsini Goodrich & Rosati in Palo Alto, CA.

Michael Ivanchenko Age 39	Our Senior Vice President, Sales since April 2007; previously served as our Senior Vice President, Sales and Managing Director for the Asia-Pacific region from January 2005 to April 2007 and our Senior Vice President, Sales for the Asia-Pacific region from January 2002 to December 2005.

Shum Mukherjee Age 58	Our Executive Vice President and Chief Financial Officer since June 2005; Executive Vice President, Finance and Operations and Chief Financial Officer at Genus, Inc. (a semi-conductor equipment company) from October 2001 to June 2005.

Joel Zdepski Age 50	Our Senior Vice President and General Manager, Middleware since October 2007; previously served in several senior managerial capacities since joining us in 1995, including as head of the Application Engineering group from 1999 to 2002 and more recently in the office of the Chief Technology Officer with responsibility for the Asia-Pacific region from 2002 to October 2007; also serves as chair of our Innovation Committee, which manages our patent prosecution and other intellectual property efforts.

There are no family relations among the above named individuals by blood, marriage or adoption. During the past five years, none of the above persons was convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. During the past five years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

Section 16(a) Beneficial Ownership Reporting Compliance

In accordance with Section 16(a) of the Securities Exchange Act of 1934 and the regulations of the Securities and Exchange Commission, our directors, executive officers and holders of more than 10% of our ordinary shares are required to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the NASDAQ Stock Market and to furnish us with copies of all of the reports they file.

Based solely on our review of the copies of the forms furnished to us and written representations from the reporting persons, we are unaware of any failures during 2008 to file Forms 3, 4 or 5 or any failures to file such forms on a timely basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The table below sets forth, to the extent known by us or ascertainable from public filings, certain information as of July 31, 2009 with respect to the beneficial ownership of each class of our ordinary shares by each person who is known by us to be the beneficial owner of more than five percent of any class of our ordinary shares.

Unless otherwise indicated in the footnotes below, each entity has sole voting power and investment power with respect to the ordinary shares set forth opposite such entity’s name. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. For the purpose of computing the percentage ownership and voting power, ordinary shares issuable upon exercise or conversion of options, warrants and convertible securities that are exercisable or convertible on or within 60 days after July 31, 2009 are deemed to be outstanding and beneficially owned by the entity holding the options, warrants or convertible securities, but are not treated as outstanding for the purpose of computing the percentage ownership and voting power of any other entity. For purposes of the following presentation, beneficial ownership of OpenTV Class B ordinary shares, though convertible on a one-for-one basis into OpenTV Class A ordinary shares, is reported as beneficial ownership of OpenTV Class B ordinary shares only, and not as beneficial ownership of OpenTV Class A ordinary shares.

The percentage ownership information set forth in the following table is based upon 107,908,502 OpenTV Class A ordinary shares and 30,206,154 OpenTV Class B ordinary shares, in each case outstanding as of July 31, 2009.

Name and Address of Beneficial Owner	Class of Stock	Number of Shares	Percent of Class		Voting Power
Kudelski SA(1) 22-24, Route de Genève Case Postale 134 1033 Cheseaux, Switzerland	Class A Class B	14,436,148 30,206,154	13.4 100.0	% %	77.2%

Discovery Equity Partners, L.P.(2) 191 North Wacker Drive Suite 1685 Chicago, IL 60606	Class A	12,310,736	11.4%		3.0%

Sun Microsystems, Inc.(3) 901 San Antonio Road Mail Stop PAL 1-S2 Palo Alto, CA 94304	Class A	7,594,796	7.0%		1.9%

Pinnacle Associates Ltd.(4) 335 Madison Avenue 11th Floor New York, NY 10017	Class A	5,545,000	5.1%		1.4%

(1)	Includes 7,902,197 Class A ordinary shares held directly by Kudelski and 6,533,951 Class A ordinary shares held by Kudelski Interactive Cayman, Ltd., a subsidiary of Kudelski. The Class B ordinary shares are held by Kudelski Interactive USA, Inc., a subsidiary of Kudelski.

(2)	Based on information contained in Amendment No. 1 to Schedule 13D filed with the SEC on April 2, 2009, Discovery Group I, LLC (“Discovery Group”) has acquired the shares on behalf of discretionary clients of Discovery Group, including Discovery Equity Partners, L.P. (“Discovery Partners”); Discovery Group is the general partner of Discovery Partners; and Daniel J. Donoghue and Michael R. Murphy are managing members of Discovery Group and may be deemed to beneficially own shares owned and/or held by and/or for the account and/or benefit of Discovery Partners.

(3)	Sun Microsystems, Inc. holds its shares through its subsidiary, Sun TSI Subsidiary, Inc.

(4)	Based on information contained in a Schedule 13G filed with the SEC on May 11, 2009, the shares reported by Pinnacle Associates Ltd. are owned by its advisory clients.

Security Ownership of Management

The following table sets forth, to the extent known by OpenTV or ascertainable from public filings, certain information as of July 31, 2009 with respect to the beneficial ownership of OpenTV Class A ordinary shares and OpenTV Class B ordinary shares by (i) each of our current directors; (ii) each of our named executive officers identified in “Executive Compensation” below; and (iii) all current directors and executive officers as a group. In addition, the table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership by such individuals of equity securities of Kudelski, which owns a controlling interest in us.

The following information regarding OpenTV ordinary shares is given as of July 31, 2009 and, in the case of percentage ownership information, is based on 107,908,502 OpenTV Class A ordinary shares and 30,206,154 OpenTV Class B ordinary shares, in each case outstanding on that date. The following information regarding equity securities of Kudelski is given as of July 31, 2009, unless otherwise indicated, and, in the case of percentage ownership information, is based on 46,300,000 registered shares and 48,195,170 bearer shares of Kudelski outstanding on that date. For purposes of the information below regarding ownership of Kudelski shares, Kudelski’s registered shares are wholly owned by André Kudelski and his family. The other named individuals who hold Kudelski shares own bearer shares. Each registered and bearer share entitles its holder to one vote.

Shares issuable upon exercise or conversion of options, warrants and convertible securities that are exercisable or convertible on or within 60 days after July 31, 2009, with respect to our and Kudelski securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership and voting power of that person, but are not treated as outstanding for the purpose of computing the percentage ownership and voting power of any other person. For purposes of the following presentation, beneficial ownership of OpenTV Class B ordinary shares, though convertible on a one-for-one basis into OpenTV Class A ordinary shares, is reported as beneficial ownership of OpenTV Class B ordinary shares only, and not as beneficial ownership of shares of OpenTV Class A ordinary shares. So far as is known to us, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power
Nigel W. Bennett	OpenTV Class A	722,788	(1)	*	*
	OpenTV Class B	—
	Kudelski SA	—

Mark Beariault	OpenTV Class A	156,029	(2)	*	*
	OpenTV Class B	—
	Kudelski SA	—

James A. Chiddix	OpenTV Class A	84,220	(3)	*	*
	OpenTV Class B	—
	Kudelski SA	—

Joseph Deiss	OpenTV Class A	19,583	(3)	*	*
	OpenTV Class B	—
	Kudelski SA	1,000		*	*

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power
Lucien Gani	OpenTV Class A	9,583	(4)	*	*
	OpenTV Class B	—
	Kudelski SA	26,577		*	*

Michael Ivanchenko	OpenTV Class A	226,824	(5)	*	*
	OpenTV Class B	—
	Kudelski SA	—

André Kudelski	OpenTV Class A	14,536,148	(6)	13.5%	77.2%
	OpenTV Class B	30,206,154	(7)	100.0%
	Kudelski SA	54,024,311	(8)(9)	57.2%	57.2%

Jerry Machovina	OpenTV Class A	63,798	(4)	*	*
	OpenTV Class B	—
	Kudelski SA	—

Alex Osadzinski	OpenTV Class A	—
	OpenTV Class B	—
	Kudelski SA	5,656		*	*

Shum Mukherjee	OpenTV Class A	348,556	(10)	*	*
	OpenTV Class B	—
	Kudelski SA	—

Pierre Roy	OpenTV Class A	9,583	(4)	*	*
	OpenTV Class B	—
	Kudelski SA	30,602

Mauro Saladini	OpenTV Class A	3,750	(4)	*	*
	OpenTV Class B	—
	Kudelski SA	105,806	(11)

Claude Smadja	OpenTV Class A	9,583	(4)	*	*
	OpenTV Class B	—
	Kudelski SA	1,300

Eric Tveter	OpenTV Class A	9,375	(4)	*	*
	OpenTV Class B	—
	Kudelski SA	—

Joel Zdepski	OpenTV Class A	400,206	(12)	*	*
	OpenTV Class B
	Kudelski SA	—

All directors and executive officers as a group (15 persons)	OpenTV Class A	16,600,026	(13)	15.4%	77.5%
	OpenTV Class B	30,206,154		100%
	Kudelski SA	54,195,252		57.3%

*	Indicates less than 1 percent

(1)	Includes beneficial ownership of 347,968 of our Class A ordinary shares that may be acquired within 60 days after July 31, 2009 pursuant to stock options.

(2)	Includes beneficial ownership of 86,354 of our Class A ordinary shares that may be acquired within 60 days after July 31, 2009 pursuant to stock options.

(3)	Includes beneficial ownership of 9,583 of our Class A ordinary shares that may be acquired within 60 days after July 31, 2009 pursuant to stock options.

(4)	Consists solely of our Class A ordinary shares that may be acquired within 60 days after July 31, 2009 pursuant to stock options.

(5)	Includes beneficial ownership of 153,159 of our Class A ordinary shares that may be acquired within 60 days after July 31, 2009 pursuant to stock options.

(6)	Represents Class A ordinary shares owned directly by Mr. Kudelski and Class A ordinary shares held by Kudelski SA and its affiliates for which Mr. Kudelski may be deemed the beneficial owner as a result of his position at Kudelski SA.

(7)	Represents Class B ordinary shares held by Kudelski SA and its affiliates for which Mr. Kudelski may be deemed the beneficial owner as a result of his position at Kudelski SA.

(8)	Includes registered and bearer shares held by Mr. Kudelski and his family (under the sole voting control of Mr. Kudelski).

(9)	Includes beneficial ownership of 198 Kudelski bearer shares that may be acquired within 60 days after July 31, 2009 pursuant to stock options.

(10)	Includes beneficial ownership of 235,415 of our Class A ordinary shares that may be acquired within 60 days after June 30, 2009 pursuant to stock options.

(11)	Includes beneficial ownership of 212 Kudelski bearer shares that may be acquired within 60 days after July 31 2009 pursuant to stock options and 1,865 Kudelski bearer shares that may be acquired within 60 days after July 31 2009 pursuant to a convertible debt instrument.

(12)	Includes beneficial ownership of 112,707 of our Class A ordinary shares that may be acquired within 60 days after July 31, 2009 pursuant to stock options.

(13)	Includes beneficial ownership of 1,060,441 of our Class A ordinary shares that may be acquired within 60 days after July 31, 2009 pursuant to stock options.

Changes in Control

We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our articles of association authorize no fewer than five and no more than fifteen directors. Our board of directors currently consists of eleven authorized directors. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Our board of directors is not divided into classes. Each member of our board of directors is elected by the shareholders at each annual meeting to serve until the occurrence of the next annual meeting.

Our board of directors currently consists of André Kudelski, Nigel (Ben) Bennett, James A. Chiddix, Joseph Deiss, Lucien Gani, Jerry Machovina, Alex Osadzinski, Pierre Roy, Mauro Saladini, Claude Smadja and Eric Tveter. Due to multiple commitments on their time, Messrs. Chiddix and Tveter have decided not to stand for re-election to our board of directors.

You are being asked to elect nine directors who will become our directors on the date of the annual meeting. The names of our board of directors’ nominees are identified below. The shares represented by the enclosed proxy card for our annual meeting will be voted “FOR” the election of the nominees listed below unless authority to vote for the election of directors is withheld. You may withhold authority to vote for the slate as nominated by marking the “WITHHOLD FOR ALL” box on the proxy card. You may withhold authority to vote for any individual nominee or nominees by marking the “WITHHOLD AUTHORITY FOR SPECIFIC NOMINEES” box on the proxy card and writing the name of the nominee or nominees on the line provided. If any of the nominees should unexpectedly decline or be unable to act as director, our board of directors may either reduce the number of directors to be elected or cause a substitute nominee to be selected. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Nominees for Election as Directors:

Name	Year First Elected or Appointed Director
Nigel (Ben) Bennett	2008
Joseph Deiss	2007
Lucien Gani	2007
André Kudelski	2007
Jerry Machovina	2003
Alex Osadzinski	2009
Pierre Roy	2007
Mauro Saladini	2007
Claude Smadja	2007

For more information about the nine individuals nominated to be our directors, see “Information Concerning Our Current Directors and Executive Officers.” There are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected to stand for election to our board of directors. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected.

Required Vote and Board Recommendation

The affirmative vote of a majority of the total votes cast at the annual meeting, in person or by proxy, is required for a director to be elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accountants to perform the audit of our financial statements for the year ending December 31, 2009. You are being asked to ratify this selection.

Shareholder ratification of the selection of Grant Thornton as our independent registered public accountants is not required by our amended and restated memorandum of association or articles of association or otherwise. However, we are submitting the selection of Grant Thornton to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, our audit committee will reconsider whether or not to retain Grant Thornton. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it is determined that such a change would be in our shareholders’ best interests.

We expect that one or more representatives of Grant Thornton will be present at the meeting, will be given the opportunity to make a statement, if they wish to do so, and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

The following table presents fees for services rendered by Grant Thornton, our independent registered public accountants during 2008 and 2007 (amounts in thousands).

Grant Thornton LLP:

	2008	2007
Audit fees, excluding audit-related fees(1)	$1,230	1,233
Audit-related fees(2)	$86	90
Tax fees	$—	—
All other fees	$—	—

(1)	Represents fees billed for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and work required under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Represents professional consultations with respect to accounting issues affecting our financial statements, new accounting pronouncements, issuance of consents for regulatory filings and acquisition-related services.

The audit committee of our board of directors has policies and procedures that require the pre-approval by the audit committee of services performed by our independent registered public accountants. At the beginning of each year, the audit committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by our independent registered public accountants during the year. In addition, audit committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the audit committee. The performance by our independent registered public accountants of any non-audit services additionally requires a determination by the audit committee that performance of such services will not impair independence. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the audit committee in compliance with the pre-approval policies and procedures described herein.

Required Vote and Board Recommendation

Shareholder ratification of Grant Thornton as our independent registered public accountants requires the affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL

OpenTV is not responsible for the content of the following shareholder proposal and supporting statement. The board of directors opposes this proposal for the reasons stated under the section below captioned “Opposing Statement of your Board of Directors.” Proxies solicited on behalf of the board of directors will be voted AGAINST this proposal unless shareholders specify a contrary choice in their proxies.

Discovery Equity Partners, L.P., an Illinois limited partnership (the “proponent”), has submitted the following proposal for consideration at our 2009 annual meeting of shareholders:

“RESOLVED, that the shareholders of OpenTV Corp. (“OpenTV”) request that OpenTV’s Board of Directors return a portion of OpenTV’s excess cash to shareholders by undertaking a Dutch Auction Tender Offer to repurchase at least $30 million of OpenTV’s Class A ordinary shares.”

The proponent has stated that it intends to present this proposal through an authorized representative at the annual meeting. The name, address and number of our ordinary shares held by the proponent are listed under “Security Ownership of Certain Beneficial Ownership and Management—Security Ownership of Certain Beneficial Owners” above.

Supporting Statement from Discovery Equity Partners, L.P.

“We believe there are four sound arguments supporting this Proposal: 1) the current cash balance of almost $100 million far exceeds the amount necessary to run the business, 2) the current level of cash is well outside the bounds of normal business practices for comparable firms, 3) retaining cash for potential acquisitions threatens to distract management, introduce risk and dilute shareholder value, and 4) the share repurchase will greatly enhance value for all shareholders.

We believe OpenTV will generate over $10 million in free cash flow in 2008, net of capital expenditures, up from $7 million in 2007. Since Kudelski acquired a controlling stake in early 2007, management has expressed its commitment to improve profitability and appears to be making progress. Thus, we expect operating cash flow to remain positive. We think it is reasonable for OpenTV to maintain $25 million of cash (approximately three months’ sales) to demonstrate financial stability to customers and weather extraordinary business pressures. Retaining cash considerably beyond that amount appears to contradict management’s confidence in the business.

OpenTV’s cash has nearly doubled from $52 million to $99 million over the four years ended September 30, 2008. Compared to over 1100 comparable U.S. public companies (based on market capitalizations of $50-500 million and revenues of over $50 million), OpenTV’s ratio of cash-to-revenue ranks in the top decile, which we believe indicates lax balance sheet management. We believe this proposal is a start toward better stewardship of shareholder resources.

A critical element of OpenTV’s improving performance is the recent divestiture of several non-core businesses amassed through acquisitions. We fear that excessive idle cash could encourage new acquisitions that would reintroduce management distractions and unknown risks. We are also concerned that acquisitions might be pursued to meet the global business objectives of Kudelski rather than for the financial benefit of all shareholders. Further, we expect any acquisitions to be highly dilutive to shareholders because there are few companies OPTV can acquire for less than its current valuation of only 0.6x revenue and 5.2x EBITDA, based on our projected 2008 results for OpenTV and its 3-month average stock price of $1.21 as of December 17, 2008.

We believe a partial return of excess capital to shareholders is a smart financial move. The Dutch Auction share repurchase method will provide an orderly mechanism for shareholders seeking liquidity, while greatly improving the potential return on equity for shareholders who choose to retain some or all of their OpenTV shares. After the repurchase, the business will still be well funded with approximately $70 million of remaining cash. Details of the proposed repurchase plan can be found at www.thediscoverygroup.com/optv.htm.

Discovery Equity Partners, L.P., the largest independent shareholder of OpenTV, recommends that you vote FOR this Proposal.”

Opposing Statement from your Board of Directors

Our board of directors is committed to acting in the best interest of OpenTV and all of its shareholders. As part of this commitment, our board periodically reviews and considers a variety of potential uses of our company’s cash portfolio to maximize long-term shareholder value, including investments in research and development and technological innovation, strategic acquisitions, investments and other transactions and share repurchases. The strength of our balance sheet affords us the ability to undertake these actions when and to the extent our board believes advisable for the company and its shareholders. Our board has reviewed and considered the proponent’s proposal for a one-time Dutch Auction tender offer to repurchase at least $30 million of our Class A ordinary shares. We believe it is critical, particularly in this difficult economic climate, that we preserve our financial flexibility in order to ensure our continued ability to invest adequately in our business and long-term growth strategy. For that reason, the board believes that depleting nearly 30% of the company’s cash portfolio on a share repurchase would not be in the long-term interests of the company or its shareholders.

OpenTV’s financial results have improved over the last several quarters. 2008 marked the first profitable year in the company’s history with approximately $9 million of net income reported for the year. The company has been able to sustain this profitability into 2009 and currently maintains a strong balance sheet with no long-term or short-term indebtedness. However, an economic downturn continues to grip the world’s economies, and no one can be certain as to the full extent of the damage or the timing or strength of any recovery. Meanwhile, the markets for digital television solutions continue to evolve rapidly and demand next generation solutions. Against this backdrop, our balance sheet is a key competitive advantage for OpenTV. While some companies may be forced into making difficult cuts or delaying research and development and other critical investments, we have been able to continue investing in our product roadmap and maintain a healthy level of hiring activity in order to staff new and ongoing projects. We believe these efforts enhance our ability to do business with our customers and grow our business over the long-term.

The proponent’s proposal for a one-time Dutch Auction tender offer would reduce our liquidity and cash balance by nearly 30% at a time when we believe cash and financial flexibility is of paramount importance to the company. Our board of directors will continue to review and consider periodically all potential uses of the company’s cash portfolio in order to maximize long-term shareholder value. However, at this time, our board does not believe that the proponent’s proposal would be a prudent use of the company’s valuable cash portfolio.

Proposal No. 3 is only a recommendation and can have no binding effect on the company or our board of directors. Under the laws of the British Virgin Islands, shareholders may only request that the board of directors consider whether the company should engage in a tender offer. Accordingly, if approved, the proponent’s proposal will not have the effect of automatically causing the company to conduct a tender offer.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy is required for approval of the shareholder proposal.

FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 3.

CORPORATE GOVERNANCE AND BOARD MATTERS

Recent Events

Due to multiple commitments on their time, James A. Chiddix and Eric Tveter have decided not to stand for re-election to our board of directors at the 2009 annual meeting. Mr. Tveter is considered an independent director, as determined in accordance with the NASDAQ Global Market listing standards and applicable rules and regulations adopted by the Securities and Exchange Commission. He also currently serves as the chairman of our audit committee. The Compensation and Nominating Committee of our board of directors has commenced a search for a new independent director to replace Mr. Tveter on the board of directors and on the audit committee. In the event that our board does not appoint a suitable replacement for Mr. Tveter by the time of our 2009 annual meeting, then we will not be in compliance with the listing standard of the NASDAQ Global Market relating to the number of independent directors on our audit committee. The NASDAQ listing standards allow for a cure period during which time our Class A ordinary shares will remain listed on the NASDAQ Global Market while we seek to regain compliance. In the event we were to become non-compliant with the NASDAQ listing standards under these circumstances, we do not anticipate difficulty in finding a replacement independent director within the applicable cure period.

Board Meetings and Selection Process

Our board of directors held five (5) meetings in 2008. Each director attended at least 75% of the meetings of our board of directors that were held in 2008.

During 2008, our board of directors had an audit committee, a compensation and nominating committee and an executive committee. Each director attended at least 75% of the meetings held in 2008 by the committees on which he served.

Our board of directors encourages all members of the board to attend each annual meeting of our shareholders. Mr. Kudelski attended our last annual meeting of shareholders.

Directors are generally elected annually and serve until their successors are duly elected and qualified.

We are a “controlled company” as defined in Rule 5615(c)(1) of the Nasdaq Stock Market Rules because more than 50% of our voting power is beneficially owned by Kudelski. Please see “Security Ownership of Certain Beneficial Owners and Management” above. Therefore, we are not subject to the requirements of Rule 5605(b), (d) and (e) that would otherwise require us to have (i) a majority of independent directors on our board of directors; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for our board of directors’ selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors

Director Independence

It is our policy that certain members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with our company. Our board of directors evaluates each director’s independence under the NASDAQ Global Market listing standards as well as applicable rules and regulations adopted by the Securities and Exchange Commission. In accordance with these listing standards and rules, our board of directors has determined that Messrs. Deiss, Machovina and Tveter are each qualified as an independent director of our company.

Executive Sessions of Independent Directors

In connection with each regularly scheduled board meeting during 2008, our independent directors held executive sessions during which only independent directors were present.

Audit Committee

Messrs. Deiss, Machovina and Tveter are the members of the audit committee, with Mr. Tveter appointed as chairman. Each of the members of the audit committee met and continues to meet the applicable independence rules and regulations of NASDAQ and the Securities and Exchange Commission, as such rules and regulations exist on the date of this proxy statement, and each is financially literate as determined by our board of directors in light of applicable regulatory standards. Our board of directors has determined that Mr. Tveter is a “financial expert” as defined by applicable Securities and Exchange Commission rules and regulations. The audit committee met eleven (11) times in 2008. Our audit committee holds a separate meeting with our independent registered public accountants on a quarterly basis during which management and affiliated directors are excused.

The audit committee assists our board in its oversight responsibilities relating to our financial accounting, reporting and controls. The audit committee monitors and evaluates periodic reviews of the adequacy of our accounting and financial reporting processes and internal control over financial reporting that are conducted by our financial and senior management and our independent registered public accountants. In addition, the audit committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accountants, reviews and evaluates the qualifications, independence and performance of our independent registered public accountants, monitors our compliance with legal and regulatory requirements and facilitates communication among our independent registered public accountants, our financial and senior management and our board of directors. The audit committee has the authority to obtain advice and assistance from such outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties and receives appropriate funding, as determined by the audit committee, from our company for such advice and assistance.

The charter of our audit committee is available on our website at www.opentv.com.

Audit Committee Report. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent registered public accountants are responsible for performing an independent audit of the consolidated financial statements and an independent audit of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee discussed with our independent registered public accountants the overall scope and plans for their audit. The audit committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, and the overall quality of our financial reporting.

In performing its oversight role, the audit committee reviewed, considered and discussed the audited financial statements with management and the independent registered public accountants. The audit committee also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee discussed with management and the independent registered public accountants the critical accounting policies applied to the company in the preparation of its financial statements. These policies arise in connection with: revenue recognition; valuation allowances (specifically the allowance for doubtful accounts and deferred tax assets); impairment of goodwill and long-lived assets; restructuring costs; and share-based compensation. The audit committee received the written disclosures and the letter from the independent registered public accountants required by the Public Accounting Oversight Board regarding the independent registered public accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accountants their independence from OpenTV and its subsidiaries. The audit committee also considered whether the provision of non-audit services by the independent registered public accountants is compatible with maintaining their independence and has discussed with the independent registered public accountants their independence.

Based on the reports and discussions described in this report, the audit committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The audit committee also recommended to the board of directors, and the board approved, subject to shareholder ratification, the selection of Grant Thornton LLP as independent registered public accountants for the year ending December 31, 2009.

Submitted by the members of the audit committee:

Eric Tveter (Chairman)

Joseph Deiss

Jerry Machovina

Compensation and Nominating Committee

During the year ended December 31, 2008, Messrs. Deiss, Machovina and Smadja were the members of the compensation and nominating committee, with Mr. Deiss appointed as chairman. The compensation and nominating committee met four (4) times during 2008. In August 2009, our board of directors appointed Messrs. Kudelski and Gani as additional members of the compensation and nominating committee.

The purposes of the compensation and nominating committee are (i) to oversee the company’s compensation policies and programs, including salaries, bonuses and equity compensation, and specifically to determine the compensation of the company’s executive officers; (ii) to identify, screen and review individuals qualified to serve as directors consistent with criteria approved by the board of directors and to recommend for approval by the board of directors nominees for election at the annual meeting of shareholders or to fill vacancies on the board of directors; and (iii) to review candidates for executive officers and to recommend qualified candidates for approval by the board of directors. The compensation and nominating committee considers suggestions from many sources, including shareholders, regarding possible candidates for directors. Such suggestions, together with appropriate biographical information, should be submitted to OpenTV Corp., Attn: Corporate Secretary, 275 Sacramento Street, San Francisco, California 94111. Candidates who have been suggested by shareholders will be evaluated by the compensation and nominating committee with the same degree of care and scrutiny as any other candidate considered for the board of directors. The compensation and nominating committee also acts as the administrator of the company’s equity compensation plans.

The charter of our compensation and nominating committee is available on our website at www.opentv.com.

Executive Committee

Messrs. Bennett, Chiddix, Deiss, Kudelski, Saladini and Smadja are the members of the executive committee, with Mr. Kudelski appointed as chairman. The executive committee met four (4) times during 2008. The purpose of the executive committee is to assist the board of directors by: (i) exercising powers of the board of directors (other than with regard to issues reserved to the board of directors as a whole or to the independent directors by law, regulation, listing rule or our articles of association or amended and restated memorandum of association) in relation to matters that arise between regularly scheduled meetings of the board of directors or when it is not practical or feasible for the board of directors to meet; (ii) performing specific tasks as requested by the board of directors; (iii) providing guidance to executive officers concerning the operations of the company; and (iv) reporting to the board of directors on its activities.

Shareholder Communication with Directors

Our shareholders may send communications to our board of directors or to individual directors by mail addressed to the board of directors or to an individual director c/o OpenTV Corp., Attn: Corporate Secretary, 275 Sacramento Street, San Francisco, California 94111. All such communications from shareholders will be forwarded to our directors on a timely basis.

Code of Ethics

We have adopted a code of conduct that applies to all of our employees, directors and officers. Our code of conduct constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and the “code of conduct” under the NASDAQ Stock Market Rules. Our code of conduct is available on our website at www.opentv.com.

EXECUTIVE COMPENSATION

The following sections set forth information relating to, and analysis and discussion of, compensation paid by the company to:

•	Nigel W. Bennett, who was appointed as Chief Executive Officer in March 2008 and served as our Acting Chief Executive Officer and Chief Operating Officer between August 2007 and March 2008;

•	Shum Mukherjee, who served as our Executive Vice President and Chief Financial Officer during the year ended December 31, 2008; and

•	Mark Beariault, Michael Ivanchenko and Joel Zdepski, our three other most highly compensated executive officers as of December 31, 2008.

We collectively refer to these executive officers as our “named executive officers.”

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview; Principles

The compensation and nominating committee of our board of directors has responsibility for establishing, implementing and regularly monitoring adherence to the principles by which the company determines compensation of its executive officers. Those principles seek to align the long-term interests of our company’s executive officers with those of our shareholders, with the ultimate goal of appropriately motivating and rewarding our executives in an effort to increase shareholder value. To that end, the compensation packages provided to our named executive officers generally include cash, equity and performance-based incentive compensation.

The compensation and nominating committee seeks to formulate a compensation package for each executive officer that is commensurate with the responsibilities and proven performance of that executive, and that is competitive relative to the compensation packages paid to executive officers with comparable experience, duties and responsibilities at other companies that are similarly situated in terms of industry, geography and financial position. The compensation and nominating committee believes that the company’s compensation packages must be designed and maintained at levels that enable the company to attract and retain key executive officers who are considered critical to our long-term success.

The compensation and nominating committee did not retain a compensation consultant to advise it in connection with its determination of the compensation paid to the named executive officers in 2008.

Role of Chief Executive Officer in Compensation Decisions

Although the compensation package of each named executive officer is within the discretion of and determined by the compensation and nominating committee and the board of directors, recommendations are obtained from the Chief Executive Officer as to each named executive officer’s total compensation package (other than that of the Chief Executive Officer). The Chief Executive Officer’s recommendations are based on his evaluation of the performance and contributions of the other named executive officers, given their respective areas of responsibility. When making recommendations, the Chief Executive Officer considers various qualitative factors such as:

•	named executive officer’s experience and overall effectiveness, including achievement of individual performance goals and contribution to the achievement of the company’s goals;

•	responsibilities assumed by the named executive officer, including as a result of any promotion;

•	named executive officer’s demonstrated leadership and management ability;

•	named executive officer’s compensation relative to other executive officers at our company and at other companies that are similarly situated in terms of industry, geography and financial position;

•	named executive officer’s years of service with our company; and

•	overall performance of the group for which the named executive officer is primarily responsible.

Setting Executive Compensation

In making its compensation decision for each named executive officer, the compensation and nominating committee considers the following:

•	each element of the named executive officer’s historical compensation, including salary, bonus, equity and perquisites and other personal benefits;

•	financial performance of our company compared to internal forecasts and budgets;

•	scope of the named executive officer’s responsibilities;

•	performance of the group reporting to the named executive officer;

•

compensation packages paid to executives with comparable experience, duties and responsibilities at other companies that are similarly situated in terms of industry, geography and financial position; and

•	as to each named executive officer (other than the Chief Executive Officer), the performance evaluations and compensation recommendations provided by the Chief Executive Officer.

Elements of Executive Compensation

The principal components of compensation for the named executive officers include:

•	base salary;

•	annual bonuses designed to reward achievement of individual and company performance goals;

•	equity incentive compensation;

•	matching contributions under our 401(k) plan; and

•	benefits under our health and welfare benefits plans.

Base Salary. The compensation and nominating committee reviews the base salaries of the named executive officers on an annual basis, as well as at the time of a promotion or other change in responsibilities. Historically, after establishing a named executive officer’s base salary, the compensation and nominating committee has limited increases to adjustments based on an evaluation of a named executive officer’s job performance, any changes in the scope of the named executive officer’s responsibilities, and the named executive officer’s salary level compared to other executive officers at our company. The performance evaluation of a named executive officer by the Chief Executive Officer as well as a review by the compensation and nominating committee of compensation data concerning other companies that are similarly situated in terms of industry, geography and financial condition are also significant factors in any salary decision.

Bonus. Individual bonuses paid to our named executive officers are determined by the compensation and nominating committee annually and are intended to serve both as an incentive for achieving individual and company performance goals and as a retention mechanism. Target bonuses for our senior vice presidents and above, other than the Chief Executive Officer, are generally 35% of their annual base salary. Pursuant to his employment agreement, the target bonus amount for the Chief Executive Officer in 2008 was $300,000, which target amount may change in subsequent years within the discretion of the compensation and nominating committee. The committee retains the discretion to award actual bonus amounts that are greater or less than the respective target bonus amounts based on individual and company performance and the other factors described above.

In August 2007, our board of directors approved the adoption of the 2007 Management Bonus Plan, which was a special bonus plan designed both to better align management with certain profitability targets established by our board of directors and as a management retention mechanism following the change in control of our company in January 2007. Participants in the 2007 Management Bonus Plan included our named executive officers, as well as other members of management. The profitability targets were based on cumulative net income of the company, as measured over any four consecutive fiscal quarters during the period commencing April 1, 2007 and ending December 31, 2009, with cumulative net income being based on net income as publicly reported in the financial statements of the company, subject to certain exclusions. The plan provided for bonus awards, comprised of a combination of a cash amount and a grant of restricted Class A ordinary shares pursuant to the company’s 2005 Incentive Plan. The 2007 Management Bonus Plan provided for the vesting of the restricted shares, and the right to receive the cash component, in each case on a pro rata basis, in accordance with the following schedule: (i) 62.5% upon our achievement of cumulative net income equal to or greater than zero, (ii) 12.5% upon our achievement of cumulative net income equal to or greater than $4,000,000, and (iii) 25% upon our achievement of cumulative net income equal to or greater than $6,000,000. All of the profitability targets under the 2007 Management Bonus Plan were achieved in May 2008, at which time restrictions as to the restricted shares lapsed and plan participants became eligible to receive payment of the cash component of the bonus awards.

For 2008, the compensation and nominating committee adopted an employee bonus plan that provided for bonus awards for our employees based on individual target bonus amounts that generally range from 5% to 35% of annual base salary, depending upon the level of employee. Actual bonus awards are determined in the discretion of the compensation and nominating committee and are based on achievement of individual and company performance goals, performance of the group in which the employee works and other factors deemed relevant by the committee. In making its determination concerning individual bonus awards (other than in respect of the bonus award for the Chief Executive Officer), the committee considers the performance evaluations and compensation recommendations provided by the Chief Executive Officer. See the Summary Compensation Table and Grants of Plan-Based Awards table below for the bonus amounts awarded to our named executive officers in 2008.

Equity Incentive Compensation. The compensation and nominating committee has historically sought to align the interests of the named executive officers with those of our shareholders by awarding share-based incentive compensation. The committee believes that this practice helps ensure that our management team has a continuing stake in our company’s long-term success. We do not have share ownership guidelines, and our equity incentive plans have generally been the principal means by which our executive officers acquire shares in our company.

The OpenTV Corp. 2005 Incentive Plan provides for the grant of a variety of incentive awards tied to our Class A ordinary shares, including stock options, restricted shares, stock appreciation rights and performance awards. The compensation and nominating committee reviews the company’s equity compensation practices on a regular basis and makes determinations as to whether to grant equity awards to employees. In 2008, no such equity awards were granted to our employees, except for restricted shares granted to our Chief Executive Officer pursuant to the terms and conditions of his employment agreement and, as described below, stock options granted to new employees that we hire from time to time. The compensation and nominating committee will continue to review the company’s equity compensation practices on a regular basis and may approve additional equity award grants to our employees in the future. See the Grants of Plan-Based Awards table below for equity incentive compensation awarded to our named executive officers in 2008.

Our compensation and nominating committee continues to grant stock options to our employees in connection with the commencement of their employment. The stock options generally vest over a four-year period and are awarded with an exercise price equal to fair market value on the date of grant, generally measured by reference to the closing sale price on that date of our Class A ordinary shares, as reported by The NASDAQ Stock Market. We do not coordinate the timing of our awards with the release of material non-public information.

Perquisites and Other Personal Benefits. Historically, our primary means of compensation to our executive officers were cash and share-based compensation. We have not generally elected to offer a significant amount of perquisites to our employees. During 2008, we provided some perquisites and personal benefits to our Chief Executive Officer, Nigel W. Bennett, as described below in the separate description of the employment arrangement we have with Mr. Bennett.

401(k) Plan. We maintain a 401(k) plan in which named executive officers may participate. During 2008, we matched 50% of participants’ contributions up to a maximum of $3,000. The amounts of matching contributions paid to our named executive officers are set forth below in the Summary Compensation Table. Participation in the 401(k) plan is available to all United States-based employees on a non-discriminatory basis.

Health and Welfare Benefits. We provide health, life and disability insurance and other employee benefits programs to our employees, including our named executive officers. The compensation and nominating committee is responsible for overseeing the administration of these programs and believes that the employee benefits programs should be generally comparable to those maintained by comparable companies so that we are able to attract and retain qualified employees. Our employee benefits plans are provided on a non-discriminatory basis to all employees, though depending upon the particular jurisdiction involved, our benefit plans may differ among the company’s regional offices, particularly those located outside of the United States.

Deductibility of Executive Compensation

In developing the compensation packages for the named executive officers, the compensation and nominating committee considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. That provision prohibits the deduction of compensation of more than $1 million paid to certain executives, subject to certain exceptions. One exception is for performance-based compensation, including stock options granted under our OpenTV Corp. 2005 Incentive Plan. In order to maintain maximum flexibility in making compensation decisions and given the company’s current tax position, the compensation and nominating committee has not adopted a policy requiring all compensation to be deductible under Section 162(m).

REPORT OF COMPENSATION AND NOMINATING COMMITTEE

The compensation and nominating committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the company’s 2009 proxy statement. This report is provided by the following directors, who comprise the compensation and nominating committee:

Submitted by the members of the compensation and

nominating committee:

Joseph Deiss (Chairman)

Jerry Machovina

Claude Smadja

Compensation Committee Interlocks and Insider Participation

No member of our compensation and nominating committee is or has been an officer or employee of OpenTV, or has engaged in any related party transaction in which OpenTV was a participant.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)		Stock Awards(2)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Nigel W. Bennett	2008	$461,683	$300,000		$116,854	(4)	$74,358	$127,776	$216,433	(5)	$1,297,104
Chief Executive Officer	2007	$337,257	$33,300	(6)	$29,395	(7)	$102,284	—	$464,114	(8)	$966,350
	2006	$293,941	$102,879		—		$130,748	—	$325,277	(9)	$852,845

Shum Mukherjee	2008	$334,243	$117,000		$82,708	(10)	$85,449	$134,975	$3,000	(11)	$757,375
Executive Vice President & Chief Financial Officer	2007	$321,368	—		$29,732	(12)	$120,350	—	$3,000	(11)	$474,450
	2006	$310,500	$108,675		—		$169,044	—	$3,000	(11)	$591,219

Mark Beariault(13)	2008	$265,000	$105,000		$59,847	(14)	$23,273	$98,751	$3,000	(11)	$554,871
Senior Vice President, General Counsel and Secretary	2007	$240,000	—		$21,705	(15)	$35,743	—	$3,000	(11)	$300,448

Michael Ivanchenko(13)	2008	$239,557	$70,721		$65,358	(16)	$41,900	$104,114	$26,160	(17)	$547,810
Senior Vice President, Worldwide Sales	2007	$228,136	—		$23,024	(18)	$60,047	—	$25,275	(19)	$336,482

Joel Zdepski(20)	2008	$267,000	$105,000		$58,134	(21)	$17,915	$89,005	$3,000	(11)	$540,054
Senior Vice President and General Manager, Middleware

(1)	Bonus compensation is displayed for the year such bonus was earned.

(2)	For financial reporting purposes, the compensation expense related to share-based payment awards was calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (SFAS 123R). However, as required for purposes of this presentation, the amounts shown in the table above exclude the impact of estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 14 to our consolidated financial statements for the year ended December 31, 2008, which are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2009 (the “Form 10-K”).

(3)	Consists of cash amounts paid in 2008 under the 2007 Management Bonus Plan.

(4)	Consists of $61,089, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2008 with respect to 56,789 restricted Class A ordinary shares granted in August 2007 under the 2007 Management Bonus Plan; $16,813, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2008 with respect to 100,000 restricted Class A ordinary shares granted in November 2008 pursuant to the terms of Mr. Bennett’s employment agreement; and $38,952, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2008 with respect to other equity awards granted in prior years under the company’s equity incentive plans.

(5)	Consists of a payment of $3,000 in connection with a matching contribution made to Mr. Bennett’s 401(k) plan account in 2008; a payment of $10,000 as an automobile allowance; and a payment of $203,433 on behalf of Mr. Bennett to U.S. and U.K. income tax authorities in respect of Mr. Bennett’s 2008 compensation. The tax-related payments were made as part of an expatriate package for Mr. Bennett in connection with his previous assignment to our London, U.K. office, which ended in August 2007.

(6)	Represents a bonus amount paid to Mr. Bennett as part of the compensation arrangement agreed in connection with his appointment as Acting Chief Executive Officer in August 2007.

(7)	Consists of $27,157, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2007 with respect to 56,789 restricted Class A ordinary shares granted in August 2007 under the 2007 Management Bonus Plan, and $2,238, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2007 with respect to equity awards granted in 2007 and prior years under the company’s equity incentive plans.

(8)	Represents a payment of $3,000 in connection with a matching contribution made to Mr. Bennett’s 401(k) plan account in 2007, $1,743 for medical expenses, $96,925 for housing and car allowance, $240 for reimbursement of tuition fees for his children and $4,895 in other expenses. These payments were made as part of an expatriate package for Mr. Bennett in connection with his assignment to our London, U.K. office, which ended in August 2007. The company also paid a total of $357,311 on behalf of Mr. Bennett to U.S. and U.K. income tax authorities as part of his expatriate package.

(9)

Represents a payment of $3,000 in connection with a matching contribution made to Mr. Bennett’s 401(k) plan account in 2006, $750 for tax preparation, $131,246 for housing and car allowance and $52,223 for reimbursement of tuition fees for his children. The company also paid a total of $138,058 on behalf of Mr. Bennett to U.S. and U.K. income tax authorities. These payments were made as part of an expatriate package for Mr. Bennett in connection with his assignment to our London, UK office, which ended in August 2007.

(10)	Consists of $64,531, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2008 with respect to 59,989 restricted Class A ordinary shares granted in August 2007 under the 2007 Management Bonus Plan, and $18,177, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2008 with respect to equity awards granted in prior fiscal years under the company’s equity incentive plans.

(11)	Represents a payment of $3,000 in connection with a matching contribution made to such individual’s 401(k) plan account in the fiscal year.

(12)	Consists of $28,688, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2007 with respect to 59,989 restricted Class A ordinary shares granted in August 2007 under the 2007 Management Bonus Plan, and $1,044, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2007 with respect to equity awards granted in 2007 and prior fiscal years under the company’s equity incentive plans.

(13)	Compensation information has been excluded for 2006 only because the executive officer did not qualify as a named executive officer in 2006.

(14)	Consists of $47,188, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2008 with respect to 43,867 restricted Class A ordinary shares granted in August 2007 under the 2007 Management Bonus Plan, and $12,659, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2008 with respect to equity awards granted in prior fiscal years under the company’s equity incentive plans.

(15)	Consists of $20,978, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2007 with respect to 43,867 restricted Class A ordinary shares granted in August 2007 under the 2007 Management Bonus Plan, and $727, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2007 with respect to equity awards granted in 2007 and prior fiscal years under the company’s equity incentive plans.

(16)	Consists of $49,777, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2008 with respect to 46,273 restricted Class A ordinary shares granted in August 2007 under the 2007 Management Bonus Plan, and $15,581, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2008 with respect to equity awards granted in prior fiscal years under the company’s equity incentive plans.

(17)	Represents a payment of $11,450 to Australian tax authorities in respect of Mr. Ivanchenko’s 2008 compensation and an automobile allowance of $14,710.

(18)	Consists of $22,128, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2007 with respect to 46,273 restricted Class A ordinary shares granted in August 2007 under the 2007 Management Bonus Plan, and $896, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2007 with respect to equity awards granted in 2007 and prior fiscal years under the company’s equity incentive plans.

(19)	Represents a payment of $10,814 to Australian tax authorities in respect of Mr. Ivanchenko’s 2007 compensation and an automobile allowance of $14,461.

(20)	Compensation information has been excluded for 2007 and 2006 only because the executive officer did not qualify as a named executive officer in 2007 or 2006.

(21)	Consists of $42,553, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2008 with respect to 39,558 restricted Class A ordinary shares granted in August 2007 under the 2007 Management Bonus Plan, and $15,581, which represents the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2008 with respect to equity awards granted in prior fiscal years under the company’s equity incentive plans.

Executive Compensation Arrangements

Employment Agreement with Chief Executive Officer

In November 2008, we entered into a new employment agreement with Nigel (Ben) Bennett, who has served as our Chief Executive Officer since March 2008 and our Acting Chief Executive Officer since August 2007. Under the employment agreement, Mr. Bennett’s annual salary, effective as of March 2008, is $475,000. An annual target bonus amount will be established by our compensation and nominating committee prior to the year in which such bonus applies. For 2008, Mr. Bennett’s target bonus was $300,000. Under the employment agreement, we agreed to grant Mr. Bennett 100,000 restricted Class A ordinary shares under the OpenTV Corp. 2005 Incentive Plan. Such shares are subject to the terms and conditions of a restricted share agreement, which terms and conditions include, among other things, restrictions on the sale, transfer or assignment of such shares that lapsed as to one-third of such shares on March 5, 2009 and that will lapse as to an additional one-third of such shares on each of March 5, 2010 and March 5, 2011. In addition, we agreed to grant to Mr. Bennett, subject to the availability of sufficient shares under our 2005 Incentive Plan, awards of 100,000 restricted Class A ordinary shares on the first business day following each of January 1, 2009, January 1, 2010 and January 1, 2011. The restrictions in respect of each grant will lapse as to one-third of the restricted shares on each anniversary of the applicable grant date over a three-year period. We also agreed to reimburse Mr. Bennett for lease payments and reasonable operating expenses for a company car.

Mr. Bennett’s employment agreement provides for an initial term of employment of one year and will automatically renew for successive one-year periods, unless either Mr. Bennett or we give notice of non-renewal at least twelve (12) months prior to the end of the then current employment term. Notwithstanding the notice requirement, we may relieve Mr. Bennett of his employment duties during the notice period, provided that we pay him a lump sum equal to the amount of his base salary that Mr. Bennett would have earned had he remained employed during the notice period. If Mr. Bennett’s employment is terminated by us other than for cause, death or disability or if Mr. Bennett resigns his employment due to a material reduction in his base salary or his authority, duties or responsibilities, then Mr. Bennett would receive the following:

•	payment for all unpaid salary, reimbursable business expenses not theretofore paid and accrued vacation time up to the date of termination;

•

a lump sum payment equal to 12 months of his then current annual salary and, in lieu of any bonus payment, a lump sum payment equal to 65% of his annual salary then in effect (plus, in the event that we have relieved Mr. Bennett of his duties during the notice period described above, an additional lump sum in lieu of any bonus payment for the notice period that is calculated in the same manner but pro rated for the period of time during which he was so relieved);

•

immediate removal of restrictions on sale, transfer or assignment applicable to any of our restricted shares held by Mr. Bennett, which restrictions would have lapsed during the 12-month period following termination;

•

on the 12-month anniversary of the date of termination, removal of any remaining restrictions on sale, transfer or assignment applicable to any of our restricted shares issued to Mr. Bennett under the terms of the employment agreement;

•	immediate vesting of any stock options granted prior to termination that would have vested during the 12-month period following termination;

•	continued exercisability of vested stock options until the earlier of the 12-month anniversary of the date of termination and the applicable expiration of such stock options; and

•	reimbursement of a portion of his health coverage payments for up to 12 months after termination.

If Mr. Bennett’s employment is terminated due to his death or disability, as those terms are defined in his employment agreement, then Mr. Bennett would receive the following:

•	payment for all unpaid salary, reimbursable business expenses not theretofore paid and accrued vacation time up to the date of termination;

•

a lump sum payment equal to 6 months of his then current annual salary and, in lieu of any bonus payment, a lump sum payment equal to 65% of his then current annual salary pro rated for the number of months worked during the applicable calendar year before the termination date; and

•	immediate vesting of all restricted shares granted under the terms of the employment agreement.

Our payment of the foregoing benefits is contingent upon Mr. Bennett, or if applicable his estate or legal representative, signing a full and complete waiver and release in our favor. No benefits are payable upon any termination of Mr. Bennett for cause or if Mr. Bennett resigns other than for good reason, as those terms are defined in the employment agreement.

In December 2007, we entered into a letter agreement with Mr. Bennett that governed the terms of his employment as Acting Chief Executive Officer until his appointment as Chief Executive Officer in March 2008. The terms of that letter agreement provided for an annual salary of $400,000 and a target bonus amount equal to 60% of his annual base salary.

Employment Letter Agreements with Other Named Executive Officers

We have also entered into letter agreements with Mark Beariault, Michael Ivanchenko, Shum Mukherjee and Joel Zdepski, our other named executive officers. Pursuant to these letter agreements, these named executive officers are employees at-will. However, if the employment of any such named executive officer is terminated by us other than for “cause,” as defined in the letter agreements, or as a result of a material reduction in duties or responsibilities or base salary, then the applicable named executive officer would receive the following:

•	payment for all unpaid salary, reimbursable business expenses not theretofore paid and accrued vacation time up to the date of termination;

•

salary continuation for a period of six months after termination, unless such termination is within 12 months of a “change in control” (as defined in the employment letters), in which case such individual would be entitled to receive 12 months of salary;

•

continued vesting of stock options for a period of six months after termination, unless such termination is within 12 months of a “change in control,” in which case such individual would be entitled to receive 12 months of vesting; and

•	continued exercisability of stock options for a period of 90 days following the date on which the last stock options referred to in the preceding bullet point shall have vested.

In addition, these letter agreements, other than Mr. Ivanchenko’s agreement, contain an agreement not to compete with the business of our company for a period of one year from termination.

Grants of Plan-Based Awards

The following table contains information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2008.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock Awards
Nigel (Ben) Bennett(1)	November 11, 2008	100,000	(2)	$115,000	(3)

(1)	Mr. Bennett was the only named executive officer to receive an equity award grant during the year ended December 31, 2008. The award was made pursuant to the terms of Mr. Bennett’s employment agreement dated November 5, 2008.

(2)	Consists of restricted Class A ordinary shares granted under our 2005 Incentive Plan that are restricted from sale, transfer or assignment; restrictions as to 1/3 of such shares lapse on each of March 5, 2009, 2010 and 2011.

(3)	Represents the grant date fair value of the restricted Class A ordinary shares granted. The SFAS 123R compensation expense related to this grant that was recognized for financial statement reporting purposes during 2008 was $16,813.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding equity awards outstanding as of December 31, 2008 for the named executive officers. Stock options issued under our equity incentive plans generally vest over four years, with 25% vesting on the first anniversary of the grant date and an additional 1/48th vesting thereafter on a monthly basis over the remaining three years. Stock options that were granted under our 2003 Incentive Plan through the end of 2004, however, generally vest over five years, with 25% vesting on the second anniversary of the date of grant and 25% yearly thereafter for the remaining three years.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares	Equity Incentive Plan Awards: Market Value of Unearned Shares(1)
Nigel W. Bennett	54,560	—	$15.03	8/11/2009	112,500	$138,375
	27,496	—	$43.27	6/30/2010	100,000	$123,000
	20,000	—	$9.72	1/10/2011
	20,496	—	$4.77	10/1/2011
	20,000	—	$1.63	6/03/2013
	15,000	5,000	$2.99	3/23/2014
	93,750	6,250	$2.84	3/31/2015
	66,666	33,334	$2.84	4/04/2016

Shum Mukherjee	131,250	18,750	$2.81	6/08/2015	52,500	$64,575
	66,666	33,334	$2.84	4/04/2016

Mark Beariault	12,500	—	$3.42	11/24/2013	36,562	$44,971
	9,375	3,125	$2.99	3/23/2014
	38,333	1,667	$2.70	2/18/2015
	16,666	8,334	$2.84	4/04/2016

Michael Ivanchenko	10,000	—	$19.00	11/19/2009	45,000	$55,350
	1,400	—	$54.25	7/17/2010
	10,551	—	$9.72	0/10/2011
	4,000	—	$1.63	6/03/2013
	9,375	3,125	$2.99	3/23/2014
	67,500	4,500	$2.84	3/31/2015
	33,333	16,667	$2.84	4/04/2016

Joel Zdepski	30,000	—	$1.05	2/10/2009	45,000	$55,350
	20,000	—	$6.00	8/13/2009
	15,000	—	$54.25	7/17/2010
	9,832	—	$9.72	1/10/2011
	9,375	3,125	$2.99	3/23/2014
	38,333	1,667	$2.70	2/18/2015
	12,000	6,000	$2.84	4/4/2016

(1)	Calculated based on the closing price of the company’s Class A ordinary shares on December 31, 2008, which was $1.23 as reported by The NASDAQ Stock Market.

Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of vested options and the lapse of restrictions on restricted shares held by the named executive officers, in each case, during the year ended December 31, 2008.

	Option Awards		Stock Awards
Name(1)	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Nigel W. Bennett	—	—	94,289	$115,633
Shum Mukherjee	—	—	77,489	$97,161
Mark Beariault	—	—	56,054	$56,588
Michael Ivanchenko	—	—	61,273	$76,642
Joel Zdepski	—	—	54,558	$67,980

(1)	None of our named executive officers exercised stock options during the year ended December 31, 2008.

Potential Payments upon Termination or Change in Control

Some of our named executive officers, who are currently employed by the company, have contractual rights to severance or change in control payments under their employment agreements. For a description of potential payments upon termination or change in control, please see the information included above under “Executive Compensation Arrangements—Employment Agreement with our Chief Executive Officer” and “—Employment Letter Agreements with Other Named Executive Officers.” In addition, these named executive officers hold stock options issued under our stock option plans and the vesting of options issued under those plans may be accelerated, under certain circumstances, upon or in connection with a change in control of the company, including any change in control transaction in which such stock options are not assumed or substituted by the surviving entity in such a manner that the option holder retains, as nearly as may be practicable, substantially equivalent value taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the Class A ordinary shares of the company may be changed, converted or exchanged in connection with the transaction.

Compensation of Directors

During the year ended December 31, 2008, each of our non-management directors was entitled to receive an annual retainer of $50,000 for serving on our board of directors, $10,000 for serving on the audit committee of the board, $5,000 for serving on the compensation and nominating committee of the board and $10,000 for serving on the executive committee of the board. In addition, the chairman of the audit committee was entitled to receive an annual retainer of $20,000, and the chairman of the compensation and nominating committee was entitled to receive an annual retainer of $10,000. In lieu of the foregoing amounts, our Chairman of the Board was entitled to receive an annual retainer of $120,000 and our Vice Chairman was entitled to receive an annual retainer of $100,000, in each case for his service to the board during 2008. The annual retainers were paid, subject to continued service as a director, in quarterly installments during 2008. If applicable, payments to directors were made on a pro rata basis to reflect the actual period of service of such directors during the year. During 2008, each of our non-management directors, other than our Chairman and Vice Chairman of the Board, also received a stipend of $1,500 for each non-regularly scheduled in-person board or committee meeting attended and $750 for each non-regularly scheduled telephonic board or committee meeting attended. All of our directors were reimbursed for actual expenses they incurred to attend board and committee meetings.

Non-management directors, other than our Chairman of the Board, were eligible to receive an option to purchase 10,000 Class A ordinary shares in 2008. The exercise price of such stock options was equal to the fair market value of our Class A ordinary shares on the date of grant. The vesting schedule for these options was four years, with twenty-five percent (25%) vesting on the first anniversary of the grant date and an additional 1/48th vesting thereafter on a monthly basis over the remaining three years. Each option has a ten-year term unless earlier terminated. The options remain exercisable as to vested shares for up to ninety days following the optionee’s termination of service as a director, unless such termination is a result of death or of total and permanent disability, in which case the options remain exercisable for up to a one-year period. For his service to the board during 2008, our Chairman of the Board received a grant of 50,000 Class A ordinary shares in March 2008, which are restricted from sale or transfer for a four-year period.

Director Compensation Table

The following table sets forth the compensation paid to our directors during the year ended December 31, 2008.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)(2)(3)	Total
André Kudelski	$120,000	$23,600	(4)	—	$143,600
James Chiddix	$100,000	—		$5,020	$105,020
Joseph Deiss	$92,500	—		$5,020	$97,520
Lucien Gani	$50,750	—		$5,020	$55,770
Jerry Machovina	$72,500	—		$19,883	$92,383
Mercer Reynolds(5)	$25,000	—		$5,020	$30,020
Pierre Roy	$50,000	—		$5,020	$55,020
Mauro Saladini	$61,500	—		$1,333	$62,833
Claude Smadja	$66,500	—		$5,020	$71,520
Eric Tveter	$87,500	—		$4,799	$92,299

(1)	Nigel Bennett, our Chief Executive Officer, was appointed as a member of the board of directors in November 2008. Mr. Bennett did not receive any compensation for his service as a director because he is also a member of management. Alex Osadzinski was appointed as a member of the board of directors in August 2009. Accordingly, he did not receive any compensation from us during the year ended December 31, 2008.

(2)	The amounts shown reflect the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2008 with respect to equity awards granted in 2008 and in prior fiscal years. However, as required for purposes of this presentation, the amounts shown in the table above exclude the impact of estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 14 to our consolidated financial statements for the year ended December 31, 2008, which are included in our Form 10-K.

(3)	On March 14, 2008, each of our non-management directors, other than the Chairman of our Board, received an option to purchase 10,000 of our Class A ordinary shares. The exercise price of each such stock option is $1.18 per share, the closing price of our Class A ordinary shares on the date of grant, as reported by The NASDAQ Stock Market.

(4)	The value of the 50,000 restricted shares issued to Mr. Kudelski reflects the SFAS 123R compensation expense recognized for financial statement reporting purposes for 2008 and was not reduced to take into account any estimated forfeitures related to service-based vesting conditions.

(5)	Mr. Reynolds did not stand for reelection as a director at our 2008 annual meeting of shareholders held in June 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following describes certain agreements we have with certain of our significant shareholders and describes certain transactions or proposed transactions involving related parties and us from January 2008 through the date of this proxy statement. We believe that the terms of each of these agreements are no less favorable to us than terms we would have obtained in arm’s length negotiations with unaffiliated third parties. Prior to entering into any related party transaction, the company, and if applicable the audit committee of the board of directors, reviews and approves the proposed transaction in light of applicable law, NASDAQ Stock Market Rules, our Code of Business Conduct and Ethics and other appropriate considerations.

Stock Purchase Transaction between Kudelski and Liberty Media

On January 16, 2007, Kudelski completed a stock purchase transaction with Liberty Media Corporation (“Liberty Media”), pursuant to which Kudelski acquired substantially all of our Class A and Class B ordinary shares owned by Liberty Media. As of March 31, 2009, Kudelski’s total ownership represented approximately 32.3% of the economic interest and approximately 77.2% of the voting power of our ordinary shares on an undiluted basis. We were not a direct party to that transaction, but we entered into an agreement with Liberty Media in February 2006 that provided for us to receive a portion of any premium received by Liberty Media in any sale of its stake in our company. Pursuant to that agreement, we received a total of approximately $19.7 million in cash from Liberty Media in connection with the stock purchase transaction, $14.3 million of which we received in February 2008 after the expiration of the indemnity period specified in the stock purchase agreement between Liberty Media and Kudelski. During the year ended December 31, 2008, we also received approximately $0.1 million in interest income related to the unpaid capital contribution from Liberty Media. No further amounts are due to us under the terms of such agreement between us and Liberty Media.

Commercial Arrangements with Affiliates of Kudelski

We offer products and services that are complementary to some of the products and services offered by Kudelski, our controlling shareholder, and some of its affiliates, including Nagravision SA and its subsidiaries. As a result, we have many of the same customers as Kudelski and its other affiliates. Historically, even prior to Kudelski becoming our controlling shareholder, we sold products and professional services to Nagravision in support of their efforts to sell conditional access products to network operator customers who had deployed or wished to deploy OpenTV’s middleware products. During the year ended December 31, 2008, we recognized $6.4 million of royalties and licenses revenues and $1.3 million of services and other revenues from Nagravision S.A.; $0.7 million of royalties and licenses revenues and $0.1 million of services and other revenues from Nagra Trading S.A.; and $0.1 million of royalties and licenses and services and other revenues from Nagra France SAS. These entities are subsidiaries of Kudelski.

In February 2008, we signed a multi-year license and distribution agreement with Nagravision SA, which enables Nagravision to market and sublicense our middleware products, services and maintenance and support programs to cable, satellite and telecommunications network operators around the world. The agreement specifies the applicable license, support and professional services fees that are payable by Nagravision to OpenTV in connection with the license and distribution of our middleware products under the agreement. The terms and conditions set forth in the agreement, including the fees payable by Nagravision, are generally consistent with the terms and conditions offered by OpenTV to other distributors, including other conditional access providers. The total amount of license, support and services fees payable to OpenTV under this agreement is dependent upon the number of network operator customers sublicensed by Nagravision, the number of set-top boxes containing OpenTV middleware deployed by such customers and the amount of professional services requested by Nagravision. As of March 31, 2009, Nagravision has sublicensed our products under the terms of this agreement to Reliance Communications in India, Portugal Telecom and TV Cabo in Portugal and Canal Digitaal in the Netherlands. In March 2008, we also signed a master services agreement with Nagravision, which includes the specific terms and conditions that apply to professional services provided from time to time by

OpenTV for Nagravision. Unless otherwise agreed, professional services performed by OpenTV will be billed on a time and materials basis at a daily rate that is competitive with the rates we charge our other customers. During the three months ended March 31, 2009, we recognized $1.8 million in revenue under these arrangements with Nagravision.

Indemnification Agreements with Directors and Executive Officers

We have entered into customary indemnification agreements with some of our executive officers and directors and expect to continue to do so in the future if new officers or directors join our company.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC or over the Internet at the SEC’s website at www.sec.gov. Additional information can also be found on our website at www.opentv.com. Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement. If you would like to receive a copy of any exhibits listed in our Annual Report on Form 10-K for the year ended December 31, 2008, please call or submit a request in writing to Investor Relations, OpenTV Corp., 275 Sacramento Street, San Francisco, California 94111, Tel. No. (415) 462-5000, and we will provide you with a copy of the exhibits at no charge.

Shareholder Proposals for 2010 Annual Meeting. If you want us to consider including a proposal in our proxy statement for our 2010 annual meeting of shareholders, you must deliver a copy of your proposal to our Corporate Secretary at our principal executive offices at 275 Sacramento Street, San Francisco, California, 94111 no later than February 25, 2010 (or such other date as we may determine and announce in connection with the actual scheduling of our next annual meeting). If you intend to present a proposal or nominate directors at our 2010 annual meeting of shareholders, but you do not intend to have it included in our 2010 proxy statement, you must deliver a written copy of your proposal or notice of director nomination to our Corporate Secretary at our principal executive offices between April 26 and May 26, 2010 (or such other date as we may determine and announce in connection with the actual scheduling of our next annual meeting). If, however, we provide less than 40 days notice of our 2010 annual meeting, your notice will be timely if we receive it by the close of business on the fifth day following the day on which we publicly announce the date of the 2010 annual meeting. If we do not receive your proposal within the specified time frame, you will not be permitted to raise your proposal at the annual meeting. All shareholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Securities and Exchange Act of 1934 and, as with any shareholder proposal (regardless of whether it is included in our proxy materials), our amended and restated memorandum of association, articles of association and the law of the British Virgin Islands.

Proxy Solicitation Costs. This proxy solicitation is being made and paid for by us. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting information to the beneficial owners. Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, in person or by telephone.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the meeting, and so far as is known to the board of directors as of the date of this proxy statement, no matters are to be acted upon at the meeting other than the matters described above. However, if any other matter should properly come before the meeting, the proxy holders named on the enclosed proxy card will vote the shares for which they hold proxies in their discretion.

BY	ORDER OF THE BOARD OF DIRECTORS,

/s/ Mark Beariault
Mark Beariault
Corporate Secretary

San Francisco, California

September 8, 2009

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend our annual meeting of shareholders, please submit a proxy by Internet, telephonically or mail so that your shares may be represented at the meeting.

OPENTV CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

November 4, 2009

The shareholder(s) hereby appoint(s) Nigel W. Bennett and Mark Beariault, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of OpenTV Corp. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held on November 4, 2009 at 2:00 p.m. (Pacific Time) at the principal executive offices of OpenTV Corp. located at 275 Sacramento Street, San Francisco, California 94111, and any adjournment or postponement thereof.

Only shareholders who owned our shares at the close of business on September 8, 2009 may vote at the meeting or at any adjournment or postponement of the meeting. Your vote is important. Whether or not you plan to attend the meeting, please submit a proxy by Internet, telephone or mail so that the shares may be represented at the meeting. You may vote in person at the meeting, even if you have already submitted a proxy. A list of shareholders eligible to vote at the meeting will be available for review during our regular business hours at our executive offices in San Francisco at least ten days prior to the meeting for any purpose related to the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

OPENTV CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2 AND “AGAINST” ITEM 3.

Vote On Directors

1.	Election of nine directors to our board of directors, each to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified:

1.	Nigel W. Bennett

2.	Joseph Deiss

3.	Lucien Gani

4.	André Kudelski

5.	Jerry Machovina

6.	Alex Osadzinski

7.	Pierre Roy

8.	Mauro Saladini

9.	Claude Smadja

FOR ALL	WITHHOLD FOR ALL	WITHHOLD AUTHORITY FOR SPECIFIC NOMINEES	To withhold authority to vote for a specific nominee(s), mark “Withhold Authority For Specific Nominees” and write the number(s) of the specific nominee(s) on the line below.
☐	☐	☐

Vote On Proposal

2.	Ratify our board of directors’ selection of Grant Thornton LLP as our independent registered public accountants for our 2009 fiscal year.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Vote On Proposal

3.	A shareholder proposal concerning a Dutch Auction Tender Offer to repurchase at least $30 million of our Class A ordinary shares from our shareholders.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	DATE	Signature (Joint Owners)	DATE